Schedules of computation for the High Yield, Municipal and Select Bond Funds' yield quotations for the period ended March 31, 1998, are as follows:


High Yield -   Class A             9.00%
Net Investment Income              $   252,953.42
Maximum Offering Price x Shares    $34,342,209.67

               Class B             8.76%
Net Investment Income              $    8,102.33
Maximum Offering Price x Shares    $1,130,139.62

Select Bond -  Class A             6.87%
Net Investment Income              $   169,290.46
Maximum Offering Price x Shares    $30,008,566.57

               Class B             6.56%
Net Investment Income              $ 3,177.40
Maximum Offering Price x Shares    $588,726.63

Municipal Bond - Class A           3.79%
Net Investment Income              $   92,724.88
Maximum Offering Price x Shares    $29,597,332.55

               Class B             3.33%
Net Investment Income              $1,263.78
Maximum Offering Price x Shares    $459,181.01


31% tax rate   Class A             5.49%
               Class B             4.83%

Hol03   71421